Exhibit 3.35

ARTICLES OF INCORPORATION

OF

IGNITION INCORPORATED

The undersigned natural person, of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for the corporation:

ARTICLE 1. NAME.

The name of the corporation is IGNITION INCORPORATED.

ARTICLE 2. DURATION.

The period of its duration is perpetual.

ARTICLE 3. PURPOSE.

The purpose for which the corporation is organized is the transaction of any and all lawful business.

ARTICLE 4. SHARES.

The aggregate number of shares which the corporation shall have authority to issue is 100,000 shares with the par value of one cent ($0.01) per share. The shares are designated as Common Stock and have identical rights and privileges in every respect.

ARTICLE 5. COMMENCEMENT OF BUSINESS.

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money paid, labor done or property actually received.

ARTICLE 6. DENIAL OF PREEMPTIVE RIGHTS.

No shareholder or other person shall have any preemptive rights whatsoever.

ARTICLE 7. PLURALITY VOTE.

Directors shall be elected by plurality vote. Cumulative voting shall not be permitted.

ARTICLE 8. AMENDMENTS TO BYLAWS.

The power to alter, amend, or repeal the bylaws or adopt new bylaws shall be vested in the board of directors; however, bylaws made by the board of directors may be repealed or changed, or new bylaws made, by the shareholders and the shareholders may prescribe that any bylaw made by them shall not be altered, amended or repealed by the directors.

ARTICLE 9. REGISTERED OFFICE AND AGENT.

The street address of its initial registered office is 1001 E. 15th Street, Plano, Texas 75074, and the name of its initial registered agent at such address is Douglas Laube.

ARTICLE 10. INITIAL DIRECTORS.

The number of directors constituting the initial board of directors is one (1) and the name and address of each person who is to serve as a director until the first annual meeting of the shareholders or until his successor is elected and qualified are:

NAME	ADDRESS
Douglas Laube	1001 E. 15th Street Plano, Texas 75074

ARTICLE 11. INDEMNIFICATION; INSURANCE.

The corporation shall indemnify to the full extent permitted by law any person who is made a named defendant or respondent in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or in any appeal in such an action, suit or proceeding, by reason of the fact that he or she is or was a director, advisory director or officer of the corporation, against all expenses (including attorneys’ fees), judgments, fines and amounts paid settlement actually and reasonably incurred by such director, advisory director or officer in connection with any such action, suit or proceeding. The corporation may indemnify other persons, as permitted by law. The corporation shall pay or reimburse expenses to directors, advisory directors and officers and may pay or reimburse expenses to other persons, as permitted by law. The corporation may purchase and maintain insurance, create a trust fund, establish any form of self-insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, establish a letter of credit, guaranty or surety arrangement, or other arrangement on behalf of directors, advisory directors, officers or other persons, against any liability asserted against such persons in their capacities as directors, advisory directors, officers or otherwise, of the corporation, whether or not the corporation would have the power to indemnify such directors, advisory directors, officers or other persons against such liability, as permitted by law.

ARTICLE 12. DIRECTOR LIABILITY.

Any director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director; provided, however, that this Article 12 shall not eliminate nor limit the liability of a director to the extent the director is found liable for

(a)	a breach of a director’s duty of loyalty to the corporation or its shareholders;

(b)	an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c)	a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office;

(d)	an act or omission for which the liability of a director is expressly provided by an applicable statute.

Any repeal or modification of this Article 12 shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for any breach covered by this Article 12 which occurred prior to such repeal or modification.

ARTICLE 13. CONSENT OF SHAREHOLDERS.

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Prompt notice of the taking of any action by the shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

ARTICLE 14. INCORPORATOR.

The name and address of the Incorporator is Phillip W. McCrury, 1600 Bank One Tower, 500 Throckmorton, Fort Worth, Texas 76102.

INCORPORATOR

/s/ Phillip W. McCrury
Phillip W. McCrury